11. Statement re computation of per share earnings

                                                    Third Quarter Ended               Nine Months Ended
                                                           June 30,                         June 30,
                                                    2000             1999             2000             1999
                                                -----------      -----------      -----------      -----------

Net income in thousands                         $     5,783      $     4,612      $    14,119      $    10,379

Weighted average shares outstanding
                                                 14,834,479       14,628,174       14,487,438       15,087,774
Assumed exercise of stock options,
weighted average of incremental shares
                                                  1,290,676          372,448        1,405,326          330,624
Assumed purchase of stock under stock
purchase plan, weighted average
                                                     88,498            4,564           70,602               --
                                                -----------      -----------      -----------      -----------
Diluted shares - adjusted weighted-average
shares and assumed conversions                   16,213,650       15,005,186       15,963,366       15,418,398
                                                ===========      ===========      ===========      ===========

Basic earning per share                         $      0.39      $      0.32      $      0.97      $      0.69
                                                ===========      ===========      ===========      ===========

Diluted earnings per share                      $      0.36      $      0.31      $      0.88      $      0.67
                                                ===========      ===========      ===========      ===========